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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
3TEC Energy Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-49354, 333-53192, and 333-72344) on Form S-8 and in the registration statement (No. 333-51964) on Form S-3 of 3TEC Energy Corporation and subsidiaries of our report dated March 26, 2002, with respect to the consolidated balance sheets of 3TEC Energy Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years then ended, which report appears in the December 31, 2001, annual report on Form 10-K of 3TEC Energy Corporation and subsidiaries.

Our report refers to a change in accounting for derivative financial instruments, effective January 1, 2001.

KPMG LLP

Houston, Texas
March 29, 2002